Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report dated June 9, 2006 relating to the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of American Science and Engineering, Inc. for the year ended March 31, 2006 included in this Form 10-K, into the previously filed Registration Statements on Form S-8 (Nos. 333-05797, 333-09257, 333-13259, 333-27927, 333-69717, 333-91801, 333-53842, 333-102338, 333-117843, 333-117844 and 333-129851) and Form S-3 (Nos. 033-61903, 333-09151 and 333-89836).

/s/ Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

June 9, 2006
Boston, Massachusetts